                                                                                                                        Exhibit 99.1

                                                                                                            macy's inc.

Contacts:

                                                                                                            Media - Jim Sluzewski

                                                                                                                           513/579-7764

                                                                                                            Investor - Susan Robinson

                                                                                                               513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. SAME-STORE SALES DOWN 9.1% IN APRIL

CINCINNATI, Ohio, May 7, 2009 – Macy's, Inc. today reported total sales of $1.692 billion for the four weeks ended May 2, 2009, a decrease of 9.4 percent compared with total sales of $1.868 billion in the four weeks ended May 3, 2008. On a same-store basis, Macy's, Inc. sales were down 9.1 percent in April. This is consistent with management's expectations.

For the 13-week first quarter and year to date, Macy's, Inc.'s sales totaled $5.200 billion, down 9.5 percent from total sales of $5.747 billion in the first 13 weeks of 2008. On a same-store basis, Macy's, Inc.'s first quarter sales were down 9.0 percent.

Online sales (macys.com and bloomingdales.com combined) were up 14.5 percent in April and 16.2 percent for the first quarter of 2009 and positively affected the Company's first quarter 2009 same-store sales by 0.5 percentage points. Online sales are included in the same-store sales calculation for Macy's, Inc.

Macy's, Inc. said it expects a first quarter net loss of 19 cents to 21 cents per diluted share, excluding restructuring-related costs. This is better than the company's expectations and current Wall Street estimates. Given the continued uncertainty in the macro-economic environment, management believes it is prudent to maintain its annual guidance for fiscal 2009 at the current level of 40 cents to 55 cents per diluted share, excluding restructuring-related costs. The company expects it will exceed this guidance if the economy improves in the second half of the year.

Macy's, Inc. is slated to report its first quarter earnings on Wednesday, May 13, and will webcast a call with financial analysts and investors that day at 10:30 a.m. (ET).
Macy's, Inc.'s webcast is accessible to the media and general public via the company's
Web site at www.macysinc.com. Analysts and investors may call in on 1-877-704-5382, passcode 2006146. A replay of the conference call can be accessed on the Web site or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2008 sales of $24.9 billion. The company operates more than 840 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com and bloomingdales.com. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom)